Exhibit 99.1

CONTACTS:
Sarah Lum	Michael Newman
Media Relations for Harmonic	Investor Relations for Harmonic
+1.408.543.2392	StreetConnect
sarah.lum@harmonicinc.com	+1.408.542.2760
hlit@stct.com
HARMONIC COMPLETES ACQUISITION OF ENTONE’S VIDEO NETWORKING SOFTWARE BUSINESS
SUNNYVALE, CALIF. — DECEMBER 11, 2006 — Harmonic Inc. (NASDAQ: HLIT) today announced that it has completed the acquisition of the video networking software business of Entone Technologies, Inc., a privately-held company based in San Mateo, CA, with research and development facilities in Hong Kong. The acquisition was closed effective December 8, 2006. As a result of the transaction, the video networking software business of Entone Technologies, Inc. is now wholly-owned by Harmonic.
About Harmonic Inc.
Harmonic Inc. is a leading provider of versatile and high performance video solutions that enable service providers to efficiently deliver the next generation of broadcast and on-demand services including high definition, video-on-demand, network personal video recording and time-shifted TV. Cable, satellite, broadcast and telecom service providers can increase revenues and lower operational expenditures by using Harmonic’s digital video, broadband optical access and software solutions to offer consumers the compelling and personalized viewing experience that is driving the business models of the future.
Harmonic is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.
EDITOR’S NOTE – Product and company names used herein are trademarks or registered trademarks of their respective owners.
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